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                                                                EXHIBIT 12

                                 Pacific Telecom, Inc.
                   Computation of Ratio of Earnings to Fixed Charges
                             (Dollar amounts in millions)
                                Three
                                Months
                                Ended           Year Ended December 31,
                               March 31,  __________________________________
                                 1996     1995    1994    1993   1992   1991
                              _________   ____    ____    ____   ____   ____
Earnings, as defined*:
Income from continuing operations
  before income taxes            $26.2   $186.6  $122.2 $ 82.9  $ 99.8 $120.4


Add:
 Fixed charges                    11.8     54.5    48.6   59.5    63.2   67.7
 Equity losses of less than 50%
   owned persons                    -        -       -      -      0.9    0.5
 Minority interest                 0.4      1.3     1.0    0.6     0.1    2.0
                                 _____    _____   _____  _____   _____  _____

  Total earnings                 $38.4   $242.4  $171.8 $143.0  $164.0 $190.6
                                 _____    _____   _____  _____   _____  _____
                                 _____    _____   _____  _____   _____  _____

Fixed charges:
  Interest                       $10.0    $42.3   $34.7  $44.3   $52.1  $55.0
  Interest portion of
    rental expense                 1.8     12.2    13.9   15.2    11.1   12.7
                                  ____     ____    ____   ____    ____   ____

    Total fixed charges          $11.8    $54.5   $48.6  $59.5   $63.2  $67.7
                                  ____     ____    ____   ____    ____   ____
                                  ____     ____    ____   ____    ____   ____

Ratio of earnings to fixed charges 3.3      4.4     3.5    2.4     2.6    2.8
                                  ____     ____    ____   ____    ____   ____
                                  ____     ____    ____   ____    ____   ____

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[FN]
* For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes,
  (b) fixed charges, (c)equity losses of less  than 50% owned  persons and
  (d) minority interest. Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons. "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.